Exhibit 10.2

Boxwood Merger Corp.

8801 Calera Dr.

Austin, TX 78735

February 14, 2020

GSO Capital Opportunities Fund III, LP

c/o GSO Capital Partners LP

345 Park Avenue, 31st Floor

New York, NY 10154

Attn: Marisa J. Beeney

Re:	Project Atlas

Support Letter

Ladies and Gentlemen:

Reference is made to that certain Commitment Letter, dated January 23, 2020, and each of the Exhibits attached thereto (the “Commitment Letter”), addressed to Boxwood Merger Corp., a Delaware corporation (the “Company”), and Atlas TC Holdings LLC, a Delaware limited liability company, from GSO Capital Partners LP (together with its affiliates and funds and accounts managed or advised by it, “GSO”), and relating to the Company’s intended acquisition of all of the outstanding equity interests of Atlas Intermediate Holdings LLC, a Delaware limited liability company (the “Target”), pursuant to which GSO agreed to, among other things, purchase 1,000,000 shares of Class A common stock of the Company (the “Common Stock”) at $10.00 per share in a PIPE transaction (the “Common Stock Commitment”). Defined terms used herein but not otherwise defined herein shall have the meaning set forth in the Commitment Letter.

Notwithstanding the terms of the Commitment Letter, the Company has requested that, in lieu of the contemplated PIPE transaction, GSO instead purchase the Common Stock from a third party. In consideration of the foregoing, and to induce GSO’s affiliate to enter into that certain Stock Purchase Agreement, dated on or about the date of this letter (the “SPA”), between GSO Capital Opportunities Fund III LP (“GSO COF III”) and I-Bankers Securities, Inc. (“IBSI”), the Company hereby agrees as follows:

To the Company’s knowledge, neither GSO nor any of its representatives is in possession of any material, non-public information about the Company and its subsidiaries, the Target and its subsidiaries, or any of the foregoing’s respective businesses, financial condition or operations.

GSO’s obligation to satisfy its Common Stock Commitment shall be deemed fully performed and satisfied upon the closing of the purchase of 1,000,000 shares of Common Stock pursuant to the SPA and/or the Subscription Agreement.

In the event that the transactions contemplated by the SPA are not consummated for any reason, including upon a termination of the SPA, or the number of shares of Common Stock purchased by GSO COF III thereunder is fewer than 1,000,000 shares, GSO’s obligation to satisfy its Common Stock Commitment shall be satisfied by the Company’s sale and issuance of the Common Stock to GSO COF III, on the terms and conditions set forth in the Subscription Agreement attached hereto as Exhibit A, such that the number of shares of Common Stock purchased by GSO COF III pursuant to the SPA and the Subscription Agreement in the aggregate equals 1,000,000, and the Company agrees to sell and issue such Common Stock to GSO COF III on such terms and conditions.

The Company shall indemnify and hold harmless GSO and its affiliates and their respective controlling persons and their respective officers, directors, employees, agents, advisors, partners and other representatives and the successors and permitted assigns of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person becomes subject to the extent arising out of any claim, litigation, investigation or proceeding (including any inquiry or investigation) (any of the foregoing, a “Proceeding”) relating to or resulting from or in connection with the SPA, regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by IBSI, its equity holders, affiliates, creditors or any third party, and to reimburse each such Indemnified Person promptly following written demand for any reasonable and documented or invoiced out-of-pocket legal fees and expenses and other reasonable and documented or invoiced out-of-pocket fees and expenses to the extent incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related fees or expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of, or material breach of the SPA by such Indemnified Person or any of such Indemnified Person’s controlling persons, controlled affiliates or any of its or their respective officers, directors, employees or partners, in each case, who are involved in the transactions contemplated thereby (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) the diminution in value of the Common Stock acquired pursuant to the SPA.

This support letter (“Support Letter”) shall constitute a part of the Equity Financing Documentation for all purposes under the Commitment Letter. This Support Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the parties hereto. This Support Letter may not be assigned by any party without the consent of the other party. This Support Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Support Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Support Letter. This Support Letter is strictly confidential and may not be shared by you with any other person unless required by law or consented to by the other parties hereto. This Support Letter shall be governed by, and construed in accordance with, the laws of the State of New York. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS SUPPORT LETTER OR CONDUCT IN CONNECTION WITH THIS SUPPORT LETTER IS HEREBY WAIVED.

[SIGNATURE PAGES TO FOLLOW]

2

BOXWOOD MERGER CORP.

By	/s/ Stephen M. Kadenacy
	Name:	Stephen M. Kadenacy
	Title:	Chief Executive Officer

[Signature Page to Support Letter]

Agreed and acknowledged:

GSO CAPITAL PARTNERS LP

By	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

[Signature Page to Support Letter]

EXHIBIT A

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into this 14th day of February, 2020, by and between GSO Capital Opportunities Fund III LP, a Delaware limited partnership (the “Buyer”), and I-Bankers Securities, Inc., a Texas corporation (the “Seller”).

WHEREAS, the Seller intends to acquire prior to the Settlement, shares of Class A common stock, par value $0.0001 per share (“Boxwood Shares”), of Boxwood Merger Corp., a Delaware corporation (the “Company”) (such acquisition of Boxwood Shares, the “Initial Trade”); and

WHEREAS, following the Initial Trade, the Buyer desires to buy from the Seller, and the Seller desires to sell to the Buyer, 1,000,000 Boxwood Shares (or if the Seller does not beneficially own 1,000,000 Boxwood Shares at such time, then such lesser amount that the Seller beneficially owns on the Settlement Date) (the “Shares”), on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the Buyer and the Seller, in consideration of the terms and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1.	PURCHASE OF SHARES.

a. Subject to the terms and conditions hereof, the Buyer hereby agrees to purchase from the Seller, and the Seller hereby agrees to convey, sell, assign and transfer to the Buyer, the Shares, free and clear of all liens, encumbrances and rights of others (except for those arising under this Agreement or state or federal securities laws), for a purchase price of $ [●] per share, and the “Purchase Price” hereunder shall be equal to the product of (i) such per share price and (ii) the number of Shares actually purchased and sold hereunder. The Shares will be delivered against the payment of the Purchase Price at the settlement of the purchase and sale of Shares provided for in Section 2 (the “Settlement”). Following the Initial Trade until the time of Settlement and subject to the terms of this Agreement, the Seller shall hold its interest in the Shares sold hereunder as agent for the Buyer.

b. For U.S. federal income tax purposes, the parties hereto intend that the date of this Agreement shall be treated as the “trade date” as that term is used in Revenue Rulings 93-84, 1993-2 C.B. 225 and 66-97, 1966-1 C.B. 190. Accordingly the parties (and their owners, as determined for federal income tax purposes, in the case of any parties hereto that are disregarded entities for U.S. federal income tax purposes) hereto intend that the date hereof shall be the effective date of the sale of the Shares for U.S. federal income tax purposes and shall agree to report the transaction in a manner consistent with such treatment for U.S. federal income tax purposes, unless otherwise required by applicable law.

2.	SETTLEMENT.

a.	Subject to each of the terms of this Agreement, the date of the Settlement shall be February 14, 2020 (the “Settlement Date”).

b.	At the Settlement, the Buyer shall make a wire transfer of the Purchase Price to the Seller in accordance with wire transfer instructions delivered by the Seller to the Buyer no later than 1:00 p.m. New York time one business day prior to the Settlement Date.

c.	At the Settlement, the Seller shall effect by book entry, in accordance with the applicable procedures of Depository Trust Company, the delivery of the Shares to the Buyer.

d.	The obligation of the Buyer to effectuate the Settlement and the occurrence of the Settlement Date shall be subject to (i) the accuracy of the representations and warranties of the Seller made herein, and (ii) the consummation of the Initial Trade.

e.	The obligation of the Seller to effectuate the Settlement and the occurrence of the Settlement Date shall be subject to (i) the accuracy of the representations and warranties of the Buyer made herein, and (ii) the consummation of the Initial Trade.

3.	REPRESENTATIONS OF THE SELLER. The Seller makes the following representations to the Buyer as of the date hereof and as of the Settlement Date:

a.	The Seller has the requisite corporate, limited liability company and/or limited partnership power and authority to enter into this Agreement and to perform its obligations hereunder.

b.	The Shares are owned beneficially by the Seller. The Seller has full right and title to the Shares, free and clear of any lien or encumbrance whatsoever (except for those arising under state or federal securities laws), and full and unrestricted right and power to sell the Shares pursuant to the provisions of this Agreement without obtaining the consent or approval of any other person that has not been obtained.

c.	The sale of the Shares by the Seller hereunder does not violate or represent a breach of, or constitute a default under, any instruments governing the Seller, any law, regulation or order, or any agreement to which the Seller is a party or by which the Seller is bound. The Seller is not party to any other agreement, commitment, contract or other instrument which would adversely affect its ability to perform its obligations hereunder and/or the purchase and sale transactions contemplated by this Agreement.

d.	This Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

e.	The Seller acknowledges and agrees that neither the Buyer nor any of its Affiliates has given any investment advice or rendered any opinion to the Seller as to whether the sale of the Shares is prudent, and the Seller is not relying on any representation or warranty by any other party hereto, except as expressly set forth in this Agreement. The term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise; provided, that other than for purposes of Sections 3.k of this Agreement, any reference to an “Affiliate” of the Buyer shall exclude any person outside of the credit-focused business of The Blackstone Group Inc.

f.	The Seller has made an independent decision to sell and transfer the Shares to the Buyer based on the information available to the Seller, which the Seller has determined is adequate for that purpose.

g.	The Seller acknowledges that in connection with, among other things, the Buyer’s desire to purchase the Shares, the Buyer and its representatives have conducted a thorough due diligence investigation of the Company and its subsidiaries (the “Company Group”) and the Company Group’s business, financial affairs and operations, which included access to certain information and discussions with the Company’s management. As a result, the Buyer may have received, may have access to, and may be in possession of material, non-public, confidential information concerning the Shares or the Company Group (the “Material Information”) that is not known or otherwise available to the Seller and that may be material in the decision to sell the Shares, including but not limited to the information of the type described below:

i.	Financial and Operational Details: Information including, but not limited to, internal and external budgets, projections, corporate office expenditures, employee compensation and senior management incentive plans relating to the Company Group and its Affiliates and certain other persons;

ii.	Litigation: Information regarding current status of certain litigation pending against the Company Group and its Affiliates and certain other persons;

iii.	Strategic Discussions: Information regarding strategic decisions considered by the Company Group, including, but not limited to, expansions, divestitures, mergers, acquisitions, joint venture partnerships, corporate or other conversions, restructurings and other strategic matters considered by the Company Group, and other strategic board discussions;

iv.	Capital Raise: Information related to the Company Group’s efforts to raise capital from various sources, including, without limitation, the proposed terms thereof;

v.	Management and Board: Information relating to hiring, firing, compensation, retention and/or promotion regarding the Company Group’s managers;

vi.	Capital Budgeting and Capital Structure Alternatives: Information regarding uses of the Company Group’s capital, including priorities for capital deployment, and capital structure, including any amendments, refinancing plans, dividends and other material items related to the capital structure and the fundings of loans or other capital contemplated in connection with this Agreement;

vii.	Data Room: Access to, and information obtained from reviewing documents provided by the Company Group and its Affiliates in, one or more electronic data rooms (i.e., via Intralinks, Syndtrak or other similar electronic data room platforms); and

viii.	Other Miscellaneous Information: Other information, including material nonpublic information, gathered from conversations with Company Group’s management and other stakeholders.

h.	If the Material Information were disclosed to the Seller, the Material Information could foreseeably affect (i) the Seller’s willingness to enter into the transaction contemplated hereby and (ii) the price the Seller would be willing to receive in connection with the sale of the Shares. Moreover, the Material Information may indicate that the value of the Shares is substantially different from the purchase price contemplated to be paid by the Buyer to the Seller for the Shares.

i.	Notwithstanding the Buyer’s possession of the Material Information, which is not being disclosed, and the other items set forth in this Agreement, the Seller desires to enter into this Agreement.

j.	The Seller is a sophisticated investor with respect to the Shares and has adequate information concerning the business and financial condition of the Company, and understands the disadvantage to which any party hereto may be subject on account of the disparity of information as between the parties. The Seller believes, by reason of its business or financial experience, that it is capable of evaluating the merits and risks of the purchase and sale of the Shares pursuant to this Agreement, and of protecting its own interest in connection with such transfer.

k.	To the fullest extent permitted by law, the Seller, on behalf of itself and each of its Affiliates, expressly waives and fully releases and discharges the Buyer, including its Affiliates and the Buyer’s and its Affiliates’ respective current and former partners, members, managers, officers, directors, employees, representatives and agents (collectively, the “Buyer Released Persons”), from any and all actions, proceedings, suits, judgments, liens and executions of any kind, claims, debts, loss, damages and demands whatsoever, in law or in equity, including attorneys’ fees, that the Seller ever had, now has or hereafter shall or may have, whether known or unknown for, upon or by reason of, any claim asserted with regard to, based upon or arising from the Buyer’s failure to disclose, or the Seller’s failure or inability to obtain and review, the Material Information, including, without limitation, claims it may have or hereafter acquire under applicable U.S. (federal or state) securities laws, but in any event excluding (x) claims arising as a result of fraud and (y) the right of the Seller to make a claim against the Buyer as a result of a breach by the Buyer of a provision, representation, warranty or covenant hereunder that is unrelated to the Material Information (“Seller Excluded Claims”). The Seller shall not institute or maintain any cause of action, suit, complaint or other proceeding against any Buyer Released Person as a result of a Buyer Released Person’s failure to disclose the Material Information to the Seller, other than with respect to Seller Excluded Claims. The Seller shall indemnify each Buyer Released Person from any loss, claim, cost, expense or damage arising out of any breach by the Seller of its representations, warranties or covenants under this Agreement.

l.	The Seller acknowledges that the Buyer and its Affiliates may have interests in other investments issued by the Company. The interests of the Buyer and its Affiliates in such investments may conflict with those of the Seller and the Seller expressly releases the Buyer Released Persons from any and all liabilities arising from any such conflict of interest, and the Seller agrees to make no claim against the Buyer Released Persons in respect of any such conflict.

m.	The Buyer is relying on the representations set forth in this Section 3 in engaging in the transaction contemplated hereby, and would not engage in such transaction in the absence of such representations.

4.	REPRESENTATIONS OF THE BUYER. The Buyer represents as follows to the Seller as of the date hereof and as of the Settlement Date:

a.	The Buyer has the requisite corporate, limited liability company and/or limited partnership power and authority to enter into this Agreement and to perform its obligations hereunder.

b.	The purchase of the Shares by the Buyer hereunder does not violate or represent a breach of, or constitute a default under, any instruments governing the Buyer, any law, regulation or order, or any agreement to which the Buyer is a party or by which the Buyer is bound.

c.	This Agreement has been duly executed and delivered by the Buyer and constitutes a legal, valid and binding obligation of the Buyer enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

d.	The Buyer acknowledges and agrees that neither the Seller nor any of its Affiliates has given any investment advice or rendered any opinion to the Buyer as to whether the purchase or sale of the Shares is prudent or suitable, and the Buyer is not relying on any representation or warranty by any other party hereto, except as expressly set forth in this Agreement.

e.	The Buyer has made an independent decision to purchase the Shares from the Seller based on the information available to the Buyer, which the Buyer has determined is adequate for that purpose.

f.	The Buyer acknowledges that the Seller may have the right to receive non-public materials. As a result, the Seller may have received, may have access to, and may be in possession of Material Information that is not known or otherwise available to the Buyer and that may be material in the decision to purchase the Shares, including but not limited to the information of the type described below:

i.	Financial and Operational Details: Information including, but not limited to, internal and external budgets, projections, corporate office expenditures, employee compensation and senior management incentive plans relating to the Company Group and its Affiliates and certain other persons;

ii.	Litigation: Information regarding current status of certain litigation pending against the Company Group and its Affiliates and certain other persons;

iii.	Strategic Discussions: Information regarding strategic decisions considered by the Company Group, including, but not limited to, expansions, divestitures, mergers, acquisitions, joint venture partnerships, corporate or other conversions, restructurings and other strategic matters considered by the Company Group, and other strategic board discussions;

iv.	Capital Raise: Information related to the Company Group’s efforts to raise capital from various sources, including, without limitation, the proposed terms thereof;

v.	Management and Board: Information relating to hiring, firing, compensation, retention and/or promotion regarding the Company Group’s managers;

vi.	Capital Budgeting and Capital Structure Alternatives: Information regarding uses of the Company Group’s capital, including priorities for capital deployment, and capital structure, including any amendments, refinancing plans, dividends and other material items related to the capital structure and the fundings of loans or other capital contemplated in connection with this Agreement;

vii.	Data Room: Access to, and information obtained from reviewing documents provided by the Company Group and its Affiliates in, one or more electronic data rooms (i.e., via Intralinks, Syndtrak or other similar electronic data room platforms); and

viii.	Other Miscellaneous Information: Other information, including material nonpublic information, gathered from conversations with Company Group’s management and other stakeholders.

g.	The Buyer acknowledges that the Seller may have received, may have access to, and may be in possession of Material Information that is not known or otherwise available to the Buyer and that may be material in the decision to acquire the Shares.

h.	If the Material Information were disclosed to the Buyer, the Material Information could foreseeably affect (i) the Buyer’s willingness to enter into the transaction contemplated hereby and (ii) the price the Buyer would be willing to pay in connection with the purchase of the Shares. Moreover, the Material Information may indicate that the value of the Shares is substantially different from the purchase price contemplated to be paid by the Buyer to the Seller for the Shares.

i.	Notwithstanding the Seller’s possession of the Material Information, which is not being disclosed, and the other items set forth in this Agreement, the Buyer desires to enter into this Agreement.

j.	The Buyer is a sophisticated investor with respect to the Shares and has adequate information concerning the business and financial condition of the Company, and understands the disadvantage to which any party hereto may be subject on account of the disparity of information as between the parties. The Buyer believes, by reason of its business or financial experience, that it is capable of evaluating the merits and risks of the transfer pursuant to this Agreement, and of protecting its own interest in connection with such transfer.

k.	To the fullest extent permitted by law, the Buyer, on behalf of itself and each of its Affiliates, expressly waives and fully releases and discharges the Seller, including its Affiliates and the Seller’s and its Affiliates’ respective current and former partners, members, managers, officers, directors, employees, representatives and agents (collectively, the “Seller Released Persons”), from any and all actions, proceedings, suits, judgments, liens and executions of any kind, claims, debts, loss, damages and demands whatsoever, in law or in equity, including attorneys’ fees, that the Buyer ever had, now has or hereafter shall or may have, whether known or unknown for, upon or by reason of, any claim asserted with regard to, based upon or arising from the Seller’s failure to disclose, or the Buyer’s failure or inability to obtain and review, the Material Information, including, without limitation, claims the Buyer may have or hereafter acquire under applicable U.S. (federal or state) securities laws, but in any event excluding (x) claims arising as a result of fraud and (y) the right of the Buyer to make a claim against the Seller as a result of a breach by the Seller of a provision, representation, warranty or covenant hereunder that is unrelated to the Material Information (“Buyer Excluded Claims”). The Buyer shall not institute or maintain any cause of action, suit, complaint or other proceeding against any Seller Released Person as a result of a Seller Released Person’s failure to disclose the Material Information to the Buyer, other than with respect to Buyer Excluded Claims. The Buyer shall indemnify each Seller Released Person from any loss, claim, cost, expense or damage arising out of any breach by the applicable Buyer of its representations, warranties or covenants under this Agreement.

l.	The Buyer acknowledges that the Seller may have interests in other investments issued by the Company. The interests of the Seller in such investments may conflict with those of the Buyer and the Buyer expressly releases the Seller Released Persons from any and all liabilities arising from such conflict of interest, and the Buyer agrees to make no claim against the Seller Released Persons in respect of any such conflict.

m.	The Seller is relying on the representations set forth in this Section 4 in engaging in the transaction contemplated hereby, and would not engage in such transaction in the absence of such representations.

5.	MISCELLANEOUS.

a.	Except as expressly provided in this Agreement, all of the covenants, terms, provisions, conditions and agreements contained herein shall be binding upon and shall inure to the benefit of the successors and assigns of the Buyer and the Seller. The Buyer Released Persons shall be third-party beneficiaries of and entitled to enforce Sections 3.k and 3.l of this Agreement. The Seller Released Persons shall be third-party beneficiaries of and entitled to enforce Sections 4.k and 4.l of this Agreement.

b.	The provisions of this Agreement shall survive the occurrence of the Settlement Date.

c.	The Buyer and the Seller agree to use all reasonable efforts and execute any and all documents, amendments, notices and certificates, and to take any such additional actions, which may be necessary or convenient to effect the consummation of the transactions contemplated by this Agreement and further the intent of the parties hereunder.

d.	This Agreement may be amended or modified only by a writing signed by the Buyer and the Seller.

e.	THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY DISPUTE OF CLAIMS ARISING IN CONNECTION THEREWITH SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. With respect to all matters relating to this Agreement, each of the parties hereto hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York State or, if that court does not have subject matter jurisdiction, in any State court located in the City and County of New York; (ii) agrees that such party shall bring any and all claims concerning this Agreement and/or the transactions contemplated hereunder (whether based on contract, tort or otherwise) solely in such courts and that such claims shall be heard and determined exclusively in such courts, (iii) waives, to the fullest extent such party may effectively do so, the defense of an inconvenient forum, (iv) agrees that a final judgment of such courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and (v) consents to the service of any process, summons, notice or document in any such suit, action or proceeding by registered mail addressed to the addresses specified in Section 5.g below. Nothing herein will affect the right of any party hereto to serve legal process in any other manner permitted by law or affect such party’s right to bring any suit, action or proceeding against the other party or such other party’s property in the courts of other jurisdictions. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

f.	This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page to this Agreement by facsimile transmission or in electronic (e.g., “pdf” or “tif”) format shall be as effective as delivery of a manually signed counterpart of this Agreement.

g.	Any notice, request, claim, demand or other communication under this Agreement shall be in writing and shall be delivered by hand, by e-mail or by overnight courier service to the address for each party listed below, and shall be deemed to have been given when receipt is acknowledged for personal delivery or e-mail or one day after deposit with overnight courier service, addressed as follows:

If to the Buyer:

c/o GSO Capital Partners LP
345 Park Avenue, 31st Floor
New York, New York 10154
Attention: Robert Petrini; Marisa J. Beeney
Email: robert.petrini@gsocap.com; marisa.beeney@gsocap.com

with a copy to (which copy alone shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: William H. Gump
Viktor Okasmaa
Email: wgump@willkie.com
vokasmaa@willkie.com

If to the Seller:

I-Bankers Securities, Inc.
535 5th Avenue, 4th Floor
New York, NY 10017
Attention: Shelley Leonard
Email: shelley@ibsgroup.net

With a copy to:

Schiff Hardin LLP
901 K Street NW, Suite 700
Washington, DC 20001
Attention: Ralph V. De Martino
Email: rdemartino@schiffhardin.com

h.	The execution and/or delivery of any agreements or documents by the Buyer and the Seller in connection with the Settlement, including this Agreement, shall be without recourse to or warranty by any of their respective Affiliates.

i.	Each party hereto acknowledges and agrees that it will pay its own costs and expenses in connection with the negotiation and performance of this Agreement and the transactions contemplated hereby.

j.	If the Settlement Date shall not have occurred on or prior to February 19, 2020, this Agreement may be terminated by either the Seller or the Buyer upon written notice to the other party; provided, however, that the right to terminate this Agreement under this Section 5.j shall not be available to the Seller or the Buyer if such party fails to perform any of its material obligations under this Agreement and such failure causes or results in, the failure of the Settlement Date to occur on or prior to February 19, 2020. In the event of the termination of this Agreement as provided in this Section 5.j, this Agreement shall forthwith terminate and this Agreement and the transactions contemplated hereby shall become void and have no effect, except that nothing herein will relieve any party from liability for any breach by such party of any representation, warranty, agreement or covenant contained herein occurring prior to such termination.

[Remainder of the page is left intentionally blank]

BUYER:

GSO Capital Opportunities Fund III LP

By:	GSO Capital Opportunities Associates III LLC, its general partner

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

[Signature page to Stock Purchase Agreement]

SELLER:

I-BANKERS SECURITIES, INC.

By:	/s/ Shelley Leonard
Name:	Shelley Leonard
Title:	President

[Signature page to Stock Purchase Agreement]